Exhibit 5.1

July 16, 2008

Soapstone Networks Inc.

296 Concord Road

Billerica, MA 01821

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Soapstone Networks Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 1,523,625 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”), under the 2008 Global Stock Plan and the Amended 2000 Employee Stock Purchase Plan (together, the “Plans”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Company’s Fourth Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-laws, the Company’s minute books and the Company’s stock records and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plans as currently in effect, and none of such Shares will be issued for less than $0.0001; (ii) all actions required to be taken under the Plans by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of Shares under the Plans, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    CHOATE, HALL & STEWART LLP